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                                                                     Exhibit 3.2

                             Chapman and Cutler LLP
                                 111 West Monroe
                             Chicago, Illinois 60603


                               September 27, 2004


Claymore Securities, Inc.
2455 Corporate West Drive
Lisle, Illinois 60532

The Bank of New York
101 Barclay Street
New York, New York 10286

     Re:           Claymore Securities Defined Portfolios, Series 188
             I/Q Claymore Florida Municipal Portfolio (10-15 years), Series 1 I/Q Claymore New York Municipal Portfolio (10-15 years), Series 2 I/Q Claymore Texas Municipal Portfolio (10-15 years), Series 1

Gentlemen:

     We have served as counsel with respect to Claymore Securities Defined Portfolios, Series 188 (the "FUND") in connection with the issuance of Units of fractional undivided interest in the I/Q Claymore Texas Municipal Portfolio (10-15 years), Series 1, I/Q Claymore Florida Municipal Portfolio (10-15 years), Series 1 and I/Q Claymore New York Municipal Portfolio (10-15 years), Series 2 (the "TRUST(S)"), under the Reference Trust Agreement, dated the date hereof between Claymore Securities, as Depositor, and Bank of New York, as Trustee, of Units of fractional undivided interest (the "UNITS"), as evidenced by book entry positions or certificates, if requested by the purchaser of Units, in the one or more Trusts of said Fund.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Reference Trust Agreement and such other instruments and documents we have deemed pertinent. The opinions expressed herein assume that the Trust(s) will be administered, and investments by the Trust(s) from proceeds of subsequent deposits, if any, will be made, in accordance with the terms of the Indenture.

     For purposes of the following opinions, it is assumed that each asset of the Trust is debt, the interest on which is excluded from gross income for federal income tax purposes.

     The Internal Revenue Service (the "SERVICE") has an ongoing program of auditing tax-exempt obligations to determine whether, in the view of the Service, interest on such tax-exempt

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obligations is includible in the gross income of the owners thereof for federal income tax purposes. It cannot be predicted whether or not the Service will commence an audit of any of the Bonds. If an audit is commenced, under current procedures of the Service, Unitholders may have no right to participate in such procedure.

     Based upon the foregoing, and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing federal income tax law:

     (i) The Trust is not an association taxable as a corporation but will be governed by the provisions of Subchapter J (relating to trusts) of Chapter 1, Internal Revenue Code of 1986 (the "CODE").

     (ii) Each Unitholder will be considered as owning a pro rata share of each asset of the respective Trust of the Fund in the proportion that the number of Units of such Trust held by him bears to the total number of outstanding Units of such Trust. Under Subpart E, Subchapter J of Chapter 1 of the Code, income of the Trust will be treated as income of each Unitholder of the Trust in the proportion described and an item of Trust income will have the same character in the hands of a Unitholder as it would have if the Unitholder directly owned the Trust assets. Accordingly, to the extent that the income of the Trust consists of interest and original issue discount excludable from gross income under Section 103 of the Code, such income will be excludable from federal gross income of the Unitholders, except in the case of a Unitholder who is a substantial user (or a person related to such user) of a facility financed through issuance of any industrial development bonds or certain private activity bonds held by the Trust. In the case of such Unitholder who is a substantial user, interest received and original issue discount with respect to his Units attributable to such industrial development bonds or such private activity bonds is includible in his gross income. Moreover, in the case of certain corporations, interest on all of the Bonds is included in computing the alternative minimum tax pursuant to Section 56(c) of the Code and the branch profits tax imposed by Section 884 of the Code with respect to U.S. branches of foreign corporations.

     (iii) Gain or loss will be recognized to a Unitholder upon redemption or sale of his Units. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of the Units. If a Bond is acquired with accrued interest, that portion of the price paid for the accrued interest is added to the tax basis of the Bond. When this accrued interest is received, it is treated as a return of capital and reduces the tax basis of the Bond. If a Bond is purchased for a premium, the amount of the premium is added to the tax basis of the Bond. Bond premium is amortized over the remaining term of the Bond, and the tax basis of the Bond is reduced each tax year by the amount of the premium amortized in that tax year. Accordingly, Unitholders must reduce the tax basis of their Units for their share of accrued interest received by the Trust, if any, on Bonds delivered after the

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   Unitholders pay for their Units to the extent that such interest accrued on such Bonds before the date the Trust acquired ownership of the Bonds (and the amount of this reduction may exceed the amount of accrued interest paid to the seller) and, consequently, such Unitholders may have an increase in taxable gain or reduction in capital loss upon the disposition of such Units. In addition, such basis will be increased by the Unitholder's aliquot share of the accrued original issue discount (and market discount, if the Unitholder elects to include market discount in income as it accrues) with respect to each Bond held by the Trust with respect to which there was original issue discount at the time the Bond was issued (or which was purchased with market discount) and reduced by the annual amortization of bond premium, if any, on Bonds held by the Trust.

     (iv) If the Trustee disposes of a Trust asset (whether by sale, payment on maturity, redemption or otherwise) gain or loss is recognized to the Unitholder and the amount thereof is measured by comparing the Unitholder's aliquot share of the total proceeds from the transaction with his basis for his fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his Units, generally including sales charges, among each of the Trust assets (as of the date on which his Units were acquired) ratably according to their values as of the valuation date nearest the date on which he purchased such Units. A Unitholder's basis in his Units and of his fractional interest in each Trust asset must be reduced by the amount of his aliquot share of accrued interest received by the Trust, if any, on Bonds delivered after the Unitholders pay for their Units to the extent that such interest accrued on the Bonds before the Trust acquired ownership of the Bonds (and the amount of this reduction may exceed the amount of accrued interest paid to the seller) must be reduced by the annual amortization of bond premium, if any, on Bonds held by the Trust; and must be increased by the Unitholder's share of accrued original issue discount (and market discount, if the Unitholder elects to include market discount in income as it accrues) with respect to each Bond which, at the time the Bond was issued, had original issue discount (or which was purchased with market discount).

     (v) In the case of any Bond held by the Trust where the "stated redemption price at maturity" exceeds the "issue price," such excess shall be original issue discount. With respect to each Unitholder, upon the purchase of his Units subsequent to the original issuance of Bonds held by the Trust, Section 1272(a)(7) of the Code provides for a reduction in the accrued "daily portion" of such original issue discount upon the purchase of a Bond subsequent to the Bond's original issue, under certain circumstances. In the case of any Bond held by the Trust the interest on which is excludable from gross income under Section 103 of the Code, any original issue discount which accrues with respect thereto will be treated as interest which is excludable from gross income under Section 103 of the Code.

     (vi) Certain bonds in the portfolio of the Trust have been insured by the issuers, underwriters, the Sponsor or others against default in the prompt payment of principal and

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   interest (the "Insured Bonds"). Such Insured Bonds are so designated on the portfolio page in the Prospectus for the Trust. Insurance on Insured Bonds is effective so long as such Bonds remain outstanding. For each of these Insured Bonds, we have been advised that the aggregate principal amount of such Insured Bonds listed on the portfolio page was acquired by the Trust and are part of the series of such Insured Bonds in the listed aggregate principal amount. Based upon the assumption that the Insured Bonds of the Trust are part of a series covered by an insurance policy, it is our opinion that any amounts received by the Trust representing maturing interest on such Insured Bonds will be excludable from Federal gross income if, and to the same extent as, such interest would have been so excludable if paid in normal course by the issuer provided that, at the time such policies are purchased, the amounts paid for such policies are reasonable, customary and consistent with the reasonable expectation that the issuer of the Insured Bonds, rather than the insurer, will pay debt service on the Bonds. Paragraph (ii) of this opinion is accordingly applicable to such payment representing maturing interest.

     The Sponsor has represented to us that the Trust does not include any "private activity bonds" within the meaning of Section 141 of the Code issued on or after August 8, 1986, none of the Trust's interest income shall be treated as an item of tax preference when computing the alternative minimum tax. In the case of corporations, the alternative minimum tax depends upon the corporation's alternative minimum taxable income ("AMTI"), which is the corporation's taxable income with certain adjustments. Pursuant to Section 56(c) of the Code, one of the adjustment items used in computing AMTI of a corporation (other than an S Corporation, Regulated Investment Company, Real Estate Investment Trust, REMIC or FASIT) for taxable years beginning after 1989, is an amount equal to 75% of the excess of such corporation's "adjusted current earnings" over an amount equal to its AMTI (before such adjustment item and the alternative tax net operating loss deduction). "Adjusted current earnings" includes all tax-exempt interest, including interest on all Bonds in the Trust, and tax-exempt original issue discount.

     Sections 1288 and 1272 of the Code provide a complex set of rules governing the accrual of original issue discount. These rules provide that original issue discount accrues either on the basis of a constant compound interest rate or ratably over the term of the Bond, depending on the date the Bond was issued. In addition, special rules apply if the purchase price of a Bond exceeds the original issue price plus the amount of original issue discount which would have previously accrued based upon its issue price (its "adjusted issue price"). The application of these rules will also vary depending on the value of the Bond on the date a Unitholder acquires his Units, and the price the Unitholder pays for his Units.

     All taxpayers are required to disclose to the Internal Revenue Service the amount of tax-exempt interest earned during the year.

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     Section 265 of the Code provides for a reduction in each taxable year of
100% of the otherwise deductible interest on indebtedness incurred or continued by financial institutions, to which either Section 585 or Section 593 of the Code applies, to purchase or carry obligations acquired after August 7, 1986, the interest on which is exempt from federal income taxes for such taxable year. Under rules prescribed by Section 265, the amount of interest otherwise deductible by such financial institutions in any taxable year which is deemed to be attributable to tax-exempt obligations acquired after August 7, 1986, will generally be the amount that bears the same ratio to the interest deduction otherwise allowable (determined without regard to Section 265) to the taxpayer for the taxable year as the taxpayer's average adjusted basis (within the meaning of Section 1016) of tax-exempt obligations acquired after August 7, 1986, bears to such average adjusted basis for all assets of the taxpayer.

     We also call attention to the fact that, under Section 265 of the Code, interest on indebtedness incurred or continued to purchase or carry Units is not deductible for federal income tax purposes. Under rules used by the Internal Revenue Service for determining when borrowed funds are considered used for the purpose of purchasing or carrying particular assets, the purchase of Units may be considered to have been made with borrowed funds even though the borrowed funds are not directly traceable to the purchase of Units. However, these rules generally do not apply to interest paid on indebtedness incurred for expenditures of a personal nature such as a mortgage incurred to purchase or improve a personal residence.

     Tax-exempt bonds are subject to the market discount rules of the Code. In general, market discount is the amount (if any) by which the stated redemption price at maturity (or, in the case of a bond issued with original issue discount, its "revised issue price") exceeds an investor's purchase price subject to a statutory DE MINIMIS rule. Market discount can arise based on the price a Trust pays for Bonds or the price a Unitholder pays for his or her Units. Under the Tax Act, accretion of market discount is taxable as ordinary income. Market discount that accretes while a Trust holds a Bond would be recognized as ordinary income by the Unitholders when principal payments are received on the Bond, upon sale or at redemption (including early redemption), or upon the sale or redemption of his or her Units, unless a Unitholder elects to include market discount in taxable income as it accrues.

     Chapman and Cutler LLP has expressed no opinion with respect to taxation under any other provisions of Federal law. Ownership of the Units may result in collateral Federal income tax consequences to certain taxpayers. Prospective investors should consult their tax advisors as to the applicability of any such collateral consequences.

     We have also examined certain laws of the State of Florida to determine their applicability to the Florida Insured Municipals Income Trust, Series 158 (the "FLORIDA TRUST") being created as part of the Fund and to the holders of Units in the Florida Trust who are residents of the State of Florida. "NON-CORPORATE UNITHOLDER" means a Unitholder of the Florida

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Trust who is an individual not subject to the Florida state income tax on corporations under Chapter 220, Florida Statutes and "CORPORATE UNITHOLDER" means a Unitholder of the Florida Trusts that is a corporation, bank or savings association or other entity subject to the Florida state income tax on corporations or franchise tax imposed on banks or savings associations under Chapter 220, Florida Statutes.

     The Bonds issued by the State of Florida or its political subdivisions (the "FLORIDA BONDS") were accompanied by opinions of bond counsel to the respective issuers thereof to the effect that the Florida Bonds are exempt from the Florida intangibles tax. The bonds issued by Puerto Rico or its authority (the "PUERTO RICO BONDS") were accompanied by opinions of bond counsel to the respective issuers thereof to the effect that the Puerto Rico Bonds and the interest thereon is exempt from all state and local income taxation. We have not independently reviewed such opinions or examined the Bonds to be deposited in and held by the Florida Trust. For purposes of this opinion, we are assuming that such bond counsel opinions are correct as of the date hereof and that the Bonds are and will continue to be exempt from such taxes.

     Although we express no opinion with respect thereto, in rendering the opinion expressed herein, we have assumed that the Bonds were validly issued by the State of Florida or its instrumentalities or municipalities or by Puerto Rico or its authority. Based on the foregoing, it is our opinion that:

          (a) Neither the Florida Trust nor Non-Corporate Unitholders will be subject to the Florida income tax imposed by Chapter 220, Florida Statutes. Therefore, any amounts paid to the Florida Trust or Non-Corporate Unitholders under an insurance policy issued to the Florida Trust, the Issuers, the Underwriters, or the Sponsors thereof, or others, which represent maturing interest on defaulted obligations held by the Trustee will not be subject to the Florida income tax imposed by Chapter 220, Florida Statutes.

          (b) Corporate Unitholders will be subject to Florida income or franchise taxation under Chapter 220, Florida Statutes (1) on interest received by the Trust, (2) on payments of interest pursuant to any insurance policy, (3) on gain realized when Bonds are sold, redeemed or paid at maturity or when insurance payments with respect to principal are received by the Trust and (4) on gain on the sale or redemption of Units, to the extent such items are allocable to Florida under Chapter 220, Florida Statutes. In the case of Corporate Unitholders that have a commercial domicile in Florida 100 percent of the items of income described in clauses (1) through (4) of the immediately preceding sentence will be allocable to Florida to the extent that such income constitutes "nonbusiness income." However, no opinion is expressed with respect to the treatment under Chapter 220 of any such income that is attributable to the Puerto Rico Bonds.

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          (c)  Even if interest on indebtedness incurred or continued by a
     Unitholder to purchase Units in the Trust is not deductible for Federal income tax purposes, it will reduce interest income on the Bonds which is reportable by Corporate Unitholders for Florida income tax purposes.

          (d) Trust Units held by a Florida resident will be includible in the resident's estate for Florida estate tax purposes, but if such estate is not subject to the Federal estate tax, the estate will not be subject to the Florida estate tax. The Florida estate tax is limited to the amount of the credit for state death taxes provided for in section 2011 of the Code, less estate taxes paid to states other than Florida.

          (e) Neither the Bonds nor the Units will be subject to the Florida ad valorem tax, the Florida intangible personal property tax or the Florida sales or use tax.

     Chapman and Cutler LLP has expressed no opinion with respect to taxation under any other provision of Florida law. Ownership of the Units may result in collateral Florida tax consequences to certain taxpayers. Prospective investors should consult their tax advisors as to the applicability of any such collateral consequences.

                                       Very truly yours,


                                       /s/ Chapman and Cutler LLP
                                       --------------------------

                                       CHAPMAN AND CUTLER LLP
EFF:ern